Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES SECOND QUARTER INCOME

Aiken, South Carolina (July 29, 2024) - Security Federal Corporation (the “Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (the “Bank”), today announced earnings and financial results for the three and six months ended June 30, 2024.

The Company reported net income available to common shareholders of $2.1 million, or $0.66 per share, for the quarter ended June 30, 2024, compared to $1.8 million, or $0.55 per share, for the second quarter of 2023. The increase in quarterly net income was primarily due to an increase in net interest income and non-interest income and a decrease in provision for credit losses, partially offset by increases in noninterest expense and provision for income taxes, as well as the payment of preferred stock dividends during the quarter. Year-to-date net income available to common shareholders was $3.9 million, or $1.20 per common share, for the six months ended June 30, 2024, compared to $4.5 million, or $1.37 per common share, during the six months ended June 30, 2023. The decrease in year-to-date net income was primarily the result of increases in the provision for credit losses and non-interest expense, which were partially offset by increases in net interest income and non-interest income.

Second Quarter Financial Highlights

●	Net interest income increased $1.1 million, or 11.6%, to $10.2 million during the quarter ended June 30, 2024, compared to $9.1 million during the second quarter of 2023.
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Total interest income increased $3.3 million, or 21.0%, to $18.8 million while total interest expense increased $2.2 million, or 34.4%, to $8.6 million during the quarter ended June 30, 2024 compared to the same quarter the prior year. The increase in interest income and interest expense was the result of higher market interest rates and increased average interest earning assets and interest-bearing liabilities.

●

Non-interest income increased $203,000, or 9.0%, to $2.5 million during the quarter ended June 30, 2024 compared to the same quarter in the prior year primarily due to increases in trust income, ATM and check card fee income and gain on sale of loans.

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Non-interest expense increased $761,000, or 8.5%, to $9.7 million during the quarter ended June 30, 2024 compared to the same quarter in the prior year primarily due to increases in salaries and employee benefits expense and technology costs.

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	6/30/2024	6/30/2023
Total interest income	$18,820	$15,553
Total interest expense	8,639	6,429
Net interest income	10,181	9,124
Provision for credit losses	175	221
Net interest income after provision for credit losses	10,006	8,903
Non-interest income	2,454	2,251
Non-interest expense	9,669	8,908
Income before income taxes	2,791	2,246
Provision for income taxes	565	468
Net income	2,226	1,778
Preferred stock dividends	97	-
Net income available to common shareholders	$2,129	$1,778
Earnings per common share (basic)	$0.66	$0.55

Year to Date (Six Months) Comparative Financial Highlights

●	Net interest income increased $796,000, or 4.1%, to $20.2 million during the six months ended June 30, 2024 compared to the same period in the prior year.
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Total interest income increased $7.8 million, or 26.1%, to $37.5 million while total interest expense increased $7.0 million, or 67.0%, to $17.4 million during the six months ended June 30, 2024 compared to the same period in the prior year.

●	Non-interest income increased $324,000, or 7.3%, to $4.8 million during the six months ended June 30, 2024 compared to the same period in the prior year primarily due to an increase in trust income.
●	Non-interest expense increased $1.4 million, or 7.6%, to $19.3 million.

	Six Months Ended
(Dollars in Thousands, except for Earnings per Share)	6/30/2024	6/30/2023
Total interest income	$37,540	$29,771
Total interest expense	17,376	10,403
Net interest income	20,164	19,368
Provision for credit losses	510	221
Net interest income after provision for credit losses	19,654	19,147
Non-interest income	4,775	4,451
Non-interest expense	19,304	17,939
Income before income taxes	5,125	5,659
Provision for income taxes	1,146	1,207
Net income	3,979	4,452
Preferred stock dividends	97	-
Net income available to common shareholders	$3,882	$4,452
Earnings per common share (basic)	$1.20	$1.37

Credit Quality

●

The Bank recorded a $475,000 provision for credit losses on loans and a $35,000 provision for credit losses on unfunded commitments, resulting in a total provision for credit losses of $510,000 for the first six months of 2024, compared to $326,000 in provision for credit losses on loans and a $105,000 reversal of provision for credit losses on unfunded commitments, resulting in a total provision for credit losses of $221,000 for the first six months of 2023.

●	Non-performing assets were $7.1 million at June 30, 2024, compared to $6.8 million at December 31, 2023, and $6.7 million at June 30, 2023.
●	Allowance for credit losses to gross loans was 1.95%, 1.98% and 2.04% at June 30, 2024, December 31, 2023, and June 30, 2023, respectively.

At Period End (dollars in thousands):	6/30/2024	12/31/2023	6/30/2023
Non-performing assets	$7,122	$6,825	$6,662
Non-performing assets to total assets	0.46%	0.44%	0.45%
Allowance for credit losses	$12,958	$12,569	$12,283
Allowance to gross loans	1.95%	1.98%	2.04%

Balance Sheet Highlights and Capital Management

●	Total assets were $1.5 billion at June 30, 2024, a year-over-year increase of $70.9 million, or 4.8%.
●	Net loans receivable totaled $655.2 million at June 30, 2024, an increase of $32.7 million during the first half of 2024 and a year-over-year increase of $65.5 million.
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Investment securities decreased $38.7 million during the first six months of 2024 to $662.0 million at June 30, 2024, as maturities and principal paydowns of investments exceeded purchases during the six-month period.

●	Total deposits were $1.2 billion at June 30, 2024, a year-to-date increase of $41.2 million, or 3.4%, and a year-over-year increase of $56.7 million, or 4.8%.
●	Borrowings decreased $51.4 million, or 30.2%, during the first half of 2024 to $118.7 million due to the repayment of borrowings with the Federal Reserve Bank Term Funding Program.

Dollars in thousands (except per share amounts)	6/30/2024	12/31/2023	6/30/2023
Total assets	$1,543,101	$1,549,671	$1,472,240
Cash and cash equivalents	138,350	128,284	77,180
Total loans receivable, net	655,202	622,529	589,665
Investment securities	662,035	700,712	718,575
Deposits	1,236,154	1,194,997	1,179,473
Borrowings	118,641	170,035	118,745
Total shareholders' equity	175,891	172,362	163,309
Common shareholders' equity	92,942	89,413	80,360
Common equity book value per share	$29.08	$27.69	$24.70
Total risk based capital to risk weighted assets (1)	19.49%	19.49%	18.97%
CET1 capital to risk weighted assets (1)	18.24%	18.24%	17.72%
Tier 1 leverage capital ratio (1)	10.23%	9.83%	10.13%

Security Federal Bank has 19 full-service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: potential adverse impacts to economic conditions in our local market area or other aspects of the Company’s business, operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; changes in management’s business strategies, including expectations regarding key growth initiatives and strategic priorities; legislative or regulatory changes that adversely affect the Company’s business, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations, including disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform critical processing functions for us; pricing of products and services; environmental, social and governance goals and targets; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.